Exhibit 23.2

CONSENT OF INDEPENDENT AUDIT FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 12 to Registration Statement (No. 333-205960) on Form S-11 of Griffin-American Healthcare REIT IV, Inc. of our report dated May 8, 2017, relating to the statement of revenues and certain expenses of Reno Medical Office Building for the year ended December 31, 2016 and our report dated November 29, 2017, relating to the combined financial statements of Central Florida Senior Housing Portfolio for the years ended December 31, 2016 and 2015. We further consent to the reference to us under the heading “Experts” in the prospectus.

/s/ KMJ Corbin & Company LLP
KMJ Corbin & Company LLP

Costa Mesa, California
May 31, 2018